Exhibit 99.1

Contact:	Ellen G. Grinde Director of Investor Relations and Communications (630) 590-0707 egrinde@penx.com

PENFORD STOCKHOLDERS APPROVE MERGER AGREEMENT WITH INGREDION

CENTENNIAL, CO, January 29, 2015 – Penford Corporation (Nasdaq:PENX), a leader in ingredient systems for food and industrial markets, today announced that its shareholders voted to approve the previously announced Agreement and Plan of Merger with Ingredion Incorporated (NYSE:INGR) and Prospect Sub, Inc., a wholly owned subsidiary of Ingredion, under which Ingredion will acquire all of the outstanding shares of Penford for $19.00 in cash per share. The transaction has been approved by the Boards of Directors of both companies and is valued at approximately $340 million in the aggregate. Of the Penford shares voted at the special shareholders meeting held earlier today, more than 99% were voted in favor of the merger.

The transaction closing remains subject to regulatory approvals (including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) and other customary closing conditions. Upon completion of the transaction, Penford Corporation will become a wholly-owned subsidiary of Ingredion Incorporated.

About Penford Corporation

Penford Corporation develops, manufactures and markets specialty ingredient systems for a variety of food and industrial products. Penford operates six manufacturing facilities and three research and development centers in the United States.

About Ingredion Incorporated

Ingredion Incorporated is a leading global ingredients solutions provider specializing in nature-based sweeteners, starches and nutrition ingredients. With customers in more than 100 countries, Ingredion serves approximately 60 diverse sectors in food, beverage, brewing, pharmaceuticals and other industries.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to: factors relating to the proposed merger with Ingredion Incorporated; competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; the Company’s inability to comply with the terms of instruments governing the Company’s debt; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including changes in government rules or incentives affecting ethanol consumption, unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; impairment of the Company’s long-lived assets that could result in a noncash charge to reported earnings; interest rate, chemical and energy cost volatility; changes in returns on pension plan assets and/or assumptions used for determining employee benefit expense and obligations; unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed with the Securities and Exchange Commission.

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